OHR Pharmaceutical, Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Announces Fiscal Second Quarter 2017 Earnings

Management to Host a Conference Call and Webcast at 5:00pm Eastern Time Today

NEW YORK, New York – May 11, 2017 – Ohr Pharmaceutical, Inc. (NASDAQ: OHRP), a clinical-stage pharmaceutical company developing novel therapies for ophthalmic diseases, today reported results for its second quarter ended March 31, 2017.

“We are focused on completing our ongoing multi-center, randomized clinical study (the MAKO study), designed to determine the benefits of Squalamine combination therapy in the treatment of wet AMD,” stated Jason Slakter, MD, Chief Executive Officer of Ohr.  “We recently amended this study in order to provide top-line data by year end 2017 or early calendar 2018. Our goal is to confirm the visual acuity benefits observed in the patient population most likely to benefit from treatment, based on what was seen in the prior Phase 2 IMPACT study. Our confidence in the clinical and commercial potential of Squalamine remains high. We see it as a differentiated, topical, multi-target angiogenesis inhibitor with the potential to change the standard of care in wet AMD. Following the closing of the recent financing, we are now funded through the top-line data readout and into 2018.”

Second Quarter and Recent Corporate Highlights

●	Raised approximately $12.7 million in net proceeds from a public offering of common stock and warrants.

○	Transaction led by existing investors and included the participation of management and the Board of Directors.

○	Company funded into 2018, including the completion of the ongoing clinical trial and data readout.

●	Amended the ongoing clinical trial investigating Squalamine in wet-AMD (the MAKO Study) to enable top-line data by the end of calendar 2017 or early 2018.

○	MAKO remains double-masked and no interim efficacy or futility analysis has been performed.

○	The data safety monitoring board has confirmed that there are no safety concerns and recommended the study continue as planned.

○	More than 200 subjects have been enrolled in the MAKO study. The patient population is the same as that identified from the prior IMPACT study as having the greatest potential to benefit from Squalamine combination therapy.

○	Patients enrolled in the study continue to receive their assigned study treatment of monthly Lucentis® and either topical Squalamine or placebo twice daily, and undergo scheduled visits and assessments through nine months. The primary endpoint is an assessment of visual acuity at nine months.

Financial Results for the Second Quarter ended March 31, 2017

●	For the quarter ended March 31, 2017, the Company reported a net loss of approximately $7.7 million, or ($0.21) per share, compared to a net loss of approximately $5.3 million, or ($0.17) per share in the same period of 2016.

●	For the quarter ended March 31, 2017, total operating expenses were approximately $7.7 million, consisting of $1.4 million in general and administrative expenses, $6.0 million of research and development expenses, and $0.3 million in depreciation and amortization. This compares to total operating expenses of $6.6 million in the same period of 2016, comprised of approximately $3.0 million in general and administrative expenses, $4.0 million in research and development expenses, $0.3 million in depreciation and amortization, and a gain on settlement of accounts payable of $0.7 million.

●	At March 31, 2017, the Company had cash and cash equivalents of approximately $9.5 million, compared to cash and equivalents of approximately $12.5 million at September 30, 2017. This does not include the approximately $12.7 million in net proceeds from the public offering of common stock received in April 2017.

Financial Results for the Six Months Ended March 31, 2017

●	For the six months ended March 31, 2017, the Company reported a net loss of approximately $14.7 million, or ($0.43) per share, compared to a net loss of approximately $11.4 million, or ($0.37) per share in the same period of 2016.

●	For the six months ended March 31, 2017, total operating expenses were approximately $14.7 million, consisting of $3.2 million in general and administrative expenses, $10.9 million of research and development expenses, and $0.6 million in depreciation and amortization. This compares to total operating expenses of $10.2 million in the same period of 2016, comprised of approximately $4.2 million in general and administrative expenses, $6.1 million in research and development expenses, $0.6 million in depreciation and amortization, and a gain on settlement of accounts payable of $0.7 million.

Conference Call & Webcast
Thursday, May 11, 2017 at 5:00pm Eastern Time
Domestic:	877-407-0789
International:	201-689-8562
Conference ID:	13661723
Webcast:	http://public.viavid.com/index.php?id=124321

Replays – Available through May 25, 2017
Domestic:	844-512-2921
International:	412-317-6671
Conference ID:	13661723

About Ohr Pharmaceutical, Inc.
Ohr Pharmaceutical, Inc. (OHRP) is a clinical-stage pharmaceutical company developing novel therapies for ophthalmic diseases. The company’s lead drug candidate, Squalamine lactate ophthalmic solution, 0.2% (also known as OHR-102), is currently being studied using an eye drop formulation in a clinical trial for the treatment of the wet form of age-related macular degeneration.  In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform technology. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and we undertake no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to raise sufficient funds to perform and conclude clinical trials, the financial resources available to us, the ability to negotiate and conclude a strategic partnership, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA will approve final testing or marketing of any pharmaceutical product. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition.

Contact:
Ohr Pharmaceutical Inc.	LifeSci Advisors, LLC
Investor Relations	Michael Wood
888-388-2327	646-597-6983
ir@ohrpharmaceutical.com	mwood@lifesciadvisors.com